Exhibit 10.15

December 22, 2008

Mr. J. Edward Coleman

91 Bay Drive

Annapolis, MD 21403

Dear Mr. Coleman:

This letter (the “Agreement”) is an amendment and restatement of, and replacement to, the letter dated October 6, 2008 between you and Unisys Corporation (the “Corporation” or “Unisys”) describing the terms and conditions of your employment as Chairman of the Board and Chief Executive Officer of Unisys, and is being entered into for the purpose of ensuring that such letter is in compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1. Base Salary. You will serve as Chairman of the Board and Chief Executive Officer of the Corporation with a base salary at the annual rate of not less than $972,000. Your base salary level will be reviewed periodically by the Board of Directors after receiving a recommendation from the Compensation Committee (the “Committee”).

2. Annual Bonus. (a) You will participate in the Corporation’s Executive Variable Compensation (“EVC”) Plan (or any successor bonus plan) and your target will not be less than 125% of your annual paid salary. Subject to subsection (b) below, the actual EVC paid to you, if any, will be determined by the Board of Directors in its sole discretion after receiving a recommendation from the Committee, and will be based on your attainment of performance criteria to be determined annually by the Board and the Committee. Your actual EVC payments, if any, will be made in cash at the time of the award, subject to your election to defer receipt of all or any portion of the EVC award in accordance with the terms of the Unisys Corporation Deferred Compensation Plan (or any successor deferred compensation program).

(b) For the first six months of your employment hereunder, you will be entitled to a guaranteed bonus of $607,500. You will receive a portion of this amount at the time EVC payments are made in respect of the 2008 EVC award year, such amount to be pro-rated for the portion of such six-month period that you are employed by the Corporation in 2008. You will receive the remainder of such amount at the time EVC payments are made in respect of the 2009 EVC award year. Any additional EVC payments to you in respect of the 2009 EVC award year will be determined by the Board of Directors in its sole discretion as set forth in subsection (a) above. You must continue to be employed by Unisys through the applicable EVC payment date in order to receive a bonus.

3. Long-Term Incentive Awards. (a) Effective as of the business day following your first day of employment, you will receive: (1) a grant of 300,000 restricted stock units (“RSUs”) under the terms of the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (“2003 Plan”). These RSUs, which will be subject to the terms of the 2003 Plan and the standard terms of the Corporation’s RSU award documents, will vest on a time basis in three equal annual installments starting on the first anniversary of the date of grant and be settled upon vesting in shares of common stock of the Corporation and (2) a stock option grant under the terms of the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (“2007 Plan”) for 1,200,000 shares of common stock of the Corporation. These stock options, which will be subject to the terms of the 2007 Plan and the standard terms of the Corporation’s stock option award documents, will vest in three equal annual installments starting on the first anniversary of the date of grant and will have a term of five years. The option price for this grant will be the Fair Market Value (as defined in the 2007 Plan) of Unisys common stock on the date of grant.

(b) Within 120 days of your first day of employment, you will receive a grant of 900,000 RSUs under the 2003 Plan. These RSUs, which will be subject to the terms of the 2003 Plan and the standard terms of the Corporation’s RSU award documents, will vest on a time and performance basis in three equal annual installments starting on the first anniversary of the date of grant if and to the extent that performance criteria to be mutually agreed prior to the date of grant are met and will be settled upon vesting in shares of common stock of the Corporation.

(c) You will be eligible to receive stock option awards, long-term performance awards, restricted share (or restricted share unit) awards and any other incentive award under the terms of the 2003 Plan, the 2007 Plan, or any successor thereto, in each year in which such awards are made to executive officers generally.

4. Benefit Programs; Housing. During your employment hereunder, you will participate in the retirement, welfare, incentive, fringe and perquisite programs generally made available to executive officers of the Corporation and at such benefit levels appropriate for the Chairman and Chief Executive Officer of the Corporation. In addition, during your employment hereunder until such time as you relocate your primary residence to the Philadelphia metropolitan area, you will be provided with the use of a Corporation-paid apartment in the Philadelphia metropolitan area for business purposes. The annual expense of such apartment is subject to the approval of the Committee.

5. Service on Other Boards. During your employment with the Corporation, you shall render your full-time attention to the business affairs of the Corporation. You may serve on the board of directors of other entities only as expressly approved in advance by the Board of Directors of the Corporation in its discretion.

6. Termination of Employment.

(a) Your employment may be terminated by the Corporation at any time with or without “cause” (as defined below), and you may terminate your employment at any time with or without “good reason” (as defined below). In the event that you are terminated for cause or you terminate your employment for other than good reason, you shall be entitled only to the benefits provided to the Corporation’s executive employees upon a similar termination of employment.

(b) In the event the Corporation terminates your employment for other than cause or you terminate your employment for good reason, you will be entitled to the following:

(1) An amount equal to two times (i) your base salary (at its then current rate on the date of termination) plus (ii) your annual bonus under the EVC Plan (in an amount equal to the average percentage of your target bonus paid for the three years preceding your date of termination (or, if you have been employed with the Corporation for fewer than three years, the average percentage paid for the number of years you were so employed) times your target bonus amount as in effect at your date of termination). Such termination payments shall be paid in a lump sum in cash within 30 days of the date of termination.

(2) For a period of up to two years following your termination of employment, you and your spouse and eligible dependents, shall continue to be eligible to receive medical and dental coverage under Unisys medical and dental plans in accordance with the terms of the applicable plan documents, at the same premium rates as may be charged from time to time for employees of Unisys generally, as if you had continued in employment with Unisys during such period; provided, that in order to receive such continued coverage at such rates, you shall be required to pay to Unisys at the same time that premium payments are due for the month an amount equal to the full monthly premium required by Unisys under such plans for such coverage (in accordance with payment instructions from Unisys), and Unisys shall reimburse to you, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly premium payment, less the amount that you would have been required to pay for such coverage if you had remained employed by Unisys at such time (the “Health Payment”). In addition, unless delay is required pursuant to Section 6(b)(4), on each date on which the monthly Health Payment is paid to you, Unisys shall pay to you an additional amount equal to the federal, state and local income and payroll taxes that you incur on each monthly Health Payment (the “Health Gross-Up Payment”). The period of continuation of group health plan coverage under section 4980B (“COBRA”) of the Code (the “COBRA Period”) runs concurrently during the period for which the Health Payment is paid to you. The Health Payment during the COBRA Period is intended to qualify for the exception for deferred compensation as a medical benefit provided in accordance with the requirements of Section 409A of the Code and Treas. Reg. §1.409A-1(b)(9)(v))(B).

Notwithstanding the foregoing, if you become employed during such two-year period with another employer, you will cease to be entitled to receive the Health Payment and Health Gross-Up Payment after such employment date. You must promptly advise the Senior Vice President, Worldwide Human Resources, if you become employed. In addition, if you do not pay the applicable monthly premium for a particular month at any time during the two-year period, no further Health Payment and Health Gross-Up Payment will be paid to you.

(3) You shall be entitled to all other benefits generally available to executive officers of Unisys upon termination of employment in accordance with their normal terms except that you shall not be entitled to receive payments under the Unisys Income Assistance Plan, the Unisys Supplemental Unemployment Benefits Plan or any other severance or income assistance plan generally applicable to employees of Unisys;

(4) Notwithstanding the foregoing provisions of this subsection (b), in the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on your date of termination) (a “Specified Employee”), amounts that would otherwise be payable and benefits that would otherwise be provided under this subsection (b) during the six-month period immediately following your date of termination shall instead be paid or provided on the first business day after the date that is six months following your “separation from service,” within the meaning of Section 409A of the Code (the “Delayed Payment Date”), if and to the extent necessary to prevent accelerated or additional taxes from being imposed on you pursuant to Section 409A of the Code.

(5) In the event that you become entitled to termination payments under your Executive Employment Agreement, originally dated October 7, 2008 and amended and restated December 22, 2008, as a result of a change in control, you shall not receive duplicate payments under this Agreement and the Executive Employment Agreement. Instead, you shall receive the benefits under the Executive Employment Agreement, unless the Executive Employment Agreement provides for the payment of benefits under this Agreement.

(c) For purposes of this Section 6, “cause” shall mean intentional dishonesty or gross neglect of your duties. “Good reason” shall mean (1) a reduction in your aggregate compensation target (base salary plus bonus target), as such amounts may be increased during the term of this Agreement, unless such reduction is due to your continued failure to adequately perform your duties (provided that the Corporation has provided you notice identifying the manner in which the Corporation believes that you have failed to adequately perform your duties, and you have failed to discontinue your inadequate performance within 90 days of receiving such notice) or is due to a reduction in compensation generally applicable to executive officers or (2) a reduction in your duties or authority or your removal as Chairman and Chief Executive Officer of the Corporation or its successor, unless such reduction or removal is for cause, as defined above, or is on account of your inability to substantially perform your duties for an aggregate of 120 days within any consecutive 12 month period due to a mental or physical injury or illness, and provided that your resignation occurs within 120 after such reduction or removal.

(d) In the event your employment is terminated on account of your disability or death, all compensation and benefits under this agreement shall terminate, except that you or your estate shall receive benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death. For purposes of this Agreement, disability means a mental or physical injury or illness that renders you incapable of substantially performing your duties hereunder for a period of three consecutive months and shall commence for purposes of this agreement at the end of such three-month period. If such three-month period is shorter than the period of short-term disability provided for under the Corporation’s short-term disability plan then in effect, the Corporation will, for the remainder of the short-term disability period provided for in such plan, pay you the amounts that you would have been entitled to under such plan if your employment had not been terminated. In the event of the termination of your employment on account of your disability or death, you will be entitled to the benefits described in this subsection (d), and not those described in section (b). Unless delay is required pursuant to Section 6(b)(4), such payment shall be paid to you in a lump sum in cash within 60 days following the date of your termination of employment on account of disability. If you become entitled to payments and benefits under this subsection (d) on account of your termination of employment due to a disability which does not meet the requirements set forth in Section 409A of the Code and the Treasury Regulations thereunder, and you are a Specified Employee at the time of such termination, amounts that would otherwise be payable and benefits that would otherwise be provided under this subsection (d) during the six-month period immediately following your date of termination shall instead be paid or provided on the Delayed Payment Date, if and to the extent necessary to prevent accelerated or additional taxes from being imposed on you pursuant to Section 409A of the Code.

7. Conduct after Termination. (a) For a period of 12 months from and after the termination of your employment for any reason:

(1) You shall not engage in or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of Unisys (or its subsidiaries or affiliates) existing as of your termination date, except with the express prior written consent of the Committee, provided, however, you shall be deemed not to be in competition for purposes of Section 7 of this Agreement (i) if you are an employee of or a consultant to an entity a unit of which is in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that any unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself or themselves of your services, (ii) if you are an employee of or a consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself or themselves of your services, (iii) if you invest in securities which are listed for trading on a national exchange or NASDAQ and your investment does not exceed 1% of the issued and outstanding shares of stock or (4) if you acquire an ownership interest in a non-public company, provided that such ownership represents a passive investment;

(2) You shall not negatively comment publicly or privately about Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment, except that (i) you may give truthful testimony before a court or governmental agency, (ii) you may make comments about the circumstances of your termination with the prior written approval of the Corporation, (iii) you may respond publicly to any untrue public comment made by the Corporation, (iv) you may discuss the circumstances of your termination with your attorneys, financial and tax advisers, members of your family and any prospective employer, provided that you take all necessary steps to assure that each such person does not, as a result of these discussions, make any such negative comment prohibited under this Agreement and (v) you may make comments to an arbitrator or court for the purpose of determining or enforcing your rights under this Agreement or any entitlement under any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates);

(3) You shall not, directly or indirectly, induce or attempt to induce any employee of Unisys (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity, except that you will be permitted to give recommendations, if requested, for employees seeking employment outside of Unisys;

(4) Unisys (and its subsidiaries and affiliates) agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment, except (i) Unisys may give truthful testimony before a court or governmental agency, (ii) Unisys may make comments about the circumstances of your termination with your prior written approval, (iii) Unisys may respond publicly to any untrue public comment made by you, (iv) Unisys may discuss the circumstances of your termination with its attorneys and its financial and tax advisers, provided that it takes reasonable steps to assure that each such person does not, as a result of Unisys discussions with them, make any such negative comment prohibited under this Agreement, (v) Unisys may make comments to an arbitrator or court for the purpose of determining its rights under this Agreement or any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates) and (vi) Unisys may make such disclosures as are required by law or regulation.

(b) From and after the termination of your employment for any reason, you shall not use, furnish or divulge to any other person, firm or business entity any confidential information relating to Unisys business (or that of any of its subsidiaries or affiliates), or any trade secrets, processes, contracts or arrangements involved in any such business, except (1) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Unisys or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information, in each case with advance written notice to Unisys in sufficient time to allow Unisys to challenge the disclosure of such information if it so chooses (2) to an attorney as necessary to enforce your rights under this Agreement, or any other agreement, plan, policy, award or program with or sponsored by Unisys or (3) after such information becomes known to the public or within the relevant industry to which such confidential information pertains.

(c) In the event that you should materially breach your obligations under Section 7(a)(2) or you should breach any other obligation described in this Section 7, (1) Unisys shall have the right, in addition to any other legal or equitable remedies, to terminate any payments due you under Section 6(b)(1); and (2) you agree that you shall repay to Unisys any payments previously made to you under Section 6(b)(1).

8. Plan Documents; Code of Ethical Conduct. Each of the above-described benefits which are more fully described in an applicable Unisys plan document (including, without limitation EVC, stock option and RSU award documents) are subject to the terms of such plan or award document (as may be amended by Unisys from time to time) and, except as expressly provided in this Agreement, each such plan document or award document will govern the benefit payable hereunder and thereunder. In addition, you agree that the Unisys policies and procedures applicable to all Unisys employees, including, without limitation, the Unisys Code of Ethics and Business Conduct, shall be applicable to you as in effect as of the date of this Agreement.

9. Successors. This agreement shall be binding upon Unisys and its successors and assigns.

10. Miscellaneous. Except as expressly set forth herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Committee or his designee. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws.

11. Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If you die following your date of termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate within 30 days after the date of your death. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (a) in no event shall reimbursements by the Corporation under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that you shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of in-kind benefits that the Corporation is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Corporation is obligated to pay or provide in any other calendar year; (c) your right to have the Corporation pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall the

Corporation’s obligations to make such reimbursements or to provide such in-kind benefits apply later than your remaining lifetime (or if longer, through the 20th anniversary of the date of this Agreement). Within the time period permitted by the applicable Treasury Regulations, the Corporation may, in consultation with you, modify this Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to you, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on you pursuant to Section 409A of the Code.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this Agreement.

Very truly yours,

UNISYS CORPORATION		The foregoing is accepted:

By:	/s/ Theodore E. Martin	/s/ J. Edward Coleman
	Theodore E. Martin, Chairman	J. Edward Coleman
Compensation Committee Board of Directors

Date: December , 2008		Date: December , 2008

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